FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                      December 31, 2006

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                     to

Commission file number                                 1-10312

SYNOVUS FINANCIAL CORP. DIRECTOR STOCK PURCHASE PLAN

SYNOVUS FINANCIAL CORP.

1111 BAY AVENUE

SUITE 500

COLUMBUS, GEORGIA 31901

(706) 649-5220

Exhibit 99.3

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Financial Statements

December 31, 2006, 2005, and 2004

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

Director Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Director Stock Purchase Plan (the Plan) as of December 31, 2006 and 2005, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2006 and 2005, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

April 18, 2007

SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2006 and 2005
Assets	2006	2005
Common stock of Synovus Financial Corp. at fair value –
1,895,619 shares (cost $27,240,833) in 2006 and
1,966,502 shares (cost $25,534,252) in 2005 (note 2)	$58,441,935	53,115,216
Dividends receivable	372,127	359,550
	$58,814,062	53,474,766
Liabilities and Plan Equity
Plan equity (655 and 646 participants in 2006 and 2005,
respectively) (note 2)	$58,814,062	53,474,766
See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.
DIRECTOR STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2006, 2005, and 2004
	2006	2005	2004
Dividend income	$1,507,791	1,444,278	1,427,165
Realized gain on distributions to participants
(note 5)	3,870,811	3,400,566	7,698,828
Unrealized appreciation (depreciation) of common
stock of Synovus Financial Corp. (note 4)	3,620,138	(6,525,615)	(10,050,262)
Contributions (notes 1 and 3):
Participants	2,600,931	2,442,783	2,368,339
Synovus Financial Corp. and participating
subsidiaries	1,300,465	1,221,392	1,184,169
	12,900,136	1,983,404	2,628,239
Withdrawals by participants – common stock
of Synovus Financial Corp. at fair value
(268,895 shares in 2006, 218,826 shares in 2005,
and 545,939 shares in 2004) (note 5)	(7,560,840)	(6,093,636)	(13,541,044)
Increase (decrease) in Plan equity
for the year	5,339,296	(4,110,232)	(10,912,805)
Plan equity at beginning of year	53,474,766	57,584,998	68,497,803
Plan equity at end of year	$58,814,062	53,474,766	57,584,998
See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(1)	Description of the Plan

The Synovus Financial Corp. Director Stock Purchase Plan (the Plan) was implemented as of January 1, 1985. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ directors to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and Synovus and participating subsidiaries (the Participating Companies).

Synovus serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of any of the Participating Companies is eligible to participate in the Plan. Participants may contribute to the Plan only through automatic transfers of contributions from their designated demand deposit accounts. Participant contributions by directors of subsidiaries may not exceed $1,000 per calendar quarter. Contributions by directors of Synovus may not exceed $5,000 per calendar quarter. Matching contributions to the Plan are to be made by the Participating Companies in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, postage, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or part of the full number of shares in his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his discretion, the full number of shares of Synovus common stock held on his behalf by the Agent, together with a check for any fractional share interest, or a lump-sum cash distribution for the proceeds of the sale of all shares held by the Agent on his behalf. A participant who terminates his participation in the Plan may not reenter the Plan until the expiration of a six-month waiting period.

Participation in the Plan shall automatically terminate upon termination of a participant’s status as a board of directors member whether by death, retirement, resignation, or otherwise.

Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or the Participating Companies prior to the date of such amendment or termination.

Synovus reserves the right to suspend Participating Company contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

4	(Continued)

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(2)	Summary of Accounting Policies

The investment in Synovus common stock is stated at fair value, which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such security is traded. The December 31, 2006 and 2005 fair values were $30.83 and $27.01 per share, respectively.

The realized gain on distributions to participants is determined by computing the difference between the average cost per share and the fair value per share at the date of the distribution to the participants, less transaction costs.

Dividend income is accrued on the record date.

The Plan’s investments include common stock of Synovus which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

Contributions by participants and Participating Companies are accounted for on the accrual basis.

Withdrawals are accounted for upon distribution. At December 31, 2006, plan investments include 8,221 shares held by 5 terminated directors who have not yet requested distribution in accordance with the terms of the Plan.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by the participating company. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of the fair value due to the short-term nature.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

5	(Continued)

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(3)	Contributions
Contributions by Participating Companies and by participants are as follows:
	2006		2005		2004
	Participating		Participating		Participating
Participating Company	Companies	Participants	Companies	Participants	Companies	Participants
Synovus Financial Corp.	$230,000	460,000	202,500	405,000	197,676	395,342
Columbus Bank and Trust Company	81,667	163,333	81,000	162,000	84,999	169,999
Commercial Bank and Trust
Company of Troup County	32,667	65,333	30,668	61,336	26,668	53,336
Commercial Bank of Thomasville	26,500	53,000	24,000	48,000	24,000	48,000
Security Bank and Trust Company of
Albany	46,500	93,000	51,333	102,666	53,833	107,666
Sumter Bank and Trust Company	24,000	48,000	24,000	48,000	23,833	47,666
The Coastal Bank of Georgia	38,667	77,333	41,500	83,000	40,333	80,666
First State Bank and Trust Company	30,667	61,333	30,667	61,334	30,666	61,333
Cohutta Banking Company	14,999	29,999	13,610	27,221	11,276	22,553
Bank of Coweta	19,500	39,000	20,000	40,000	20,000	40,000
Citizens Bank and Trust of West Georgia	36,500	73,000	31,447	62,894	32,002	64,004
First Community Bank of Tifton	20,000	40,000	20,000	40,000	21,000	42,000
The Quincy State Bank	—	—	—	—	6,166	12,333
Community Bank & Trust of Southeast
Alabama	18,000	36,000	18,000	36,000	21,833	43,666
CB&T Bank of Middle Georgia	28,000	56,000	25,500	51,000	26,000	52,000
First Coast Community Bank	18,000	36,000	20,000	40,000	18,666	37,333
CB&T of East Alabama *	14,722	29,444	14,500	29,000	14,443	28,887
Sea Island Bank	29,333	58,667	29,833	59,666	27,000	54,000
Citizens First Bank	24,000	48,000	25,667	51,334	22,166	44,333
Athens First Bank and Trust Co.	23,450	46,900	23,300	46,600	24,450	48,900
Vanguard Bank and Trust	26,833	53,667	20,000	40,000	22,500	45,000
Bank of Pensacola	38,500	77,000	38,667	77,333	39,166	78,333
First Commercial Bank of Birmingham	26,000	52,000	25,333	50,666	24,166	48,333
The Bank of Tuscaloosa	47,833	95,667	45,833	91,667	44,000	88,000
Sterling Bank	20,667	41,333	24,000	48,000	24,000	48,000
First National Bank of Jasper	20,667	41,333	21,500	43,000	22,666	45,333
First Commercial Bank of Huntsville	14,555	29,111	24,500	49,000	24,000	48,000
Tallahassee State Bank	16,667	33,333	10,000	20,000	12,000	24,000
Peachtree National Bank	31,500	63,000	27,833	55,667	26,000	52,000
Citizens Bank of Fort Valley	14,055	28,111	10,667	21,333	10,333	20,666
Citizens & Merchants State Bank	28,300	56,600	20,000	40,000	19,000	38,000
The National Bank of South Carolina	33,333	66,667	35,000	70,000	36,500	73,000
Bank of North Georgia	72,283	144,567	55,450	110,900	48,961	97,922
Georgia Bank & Trust	16,667	33,333	14,000	28,000	10,500	21,000
The Bank of Nashville	12,000	24,000	8,500	17,000	8,000	16,000
United Bank of the Gulf Coast **	—	—	—	—	18,500	37,000
United Bank and Trust **	—	—	—	—	20,000	40,000
First Nation Bank	18,167	36,333	20,100	40,200	22,034	44,069
Trust One Bank	21,267	42,533	15,817	31,633	3,500	7,000
Synovus Bank of Jacksonville	20,000	40,000	18,500	37,000	5,333	10,666
Peoples Bank **	—	—	—	—	16,000	32,000
Cohutta Banking Company of Tennessee	6,333	12,667	5,167	10,333	—	—
First Florida Bank	5,833	11,667	—	—	—	—
Synovus Bank of Tampa Bay	51,833	103,667	53,000	106,000	—	—
Total contributions	$1,300,465	2,600,931	1,221,392	2,442,783	1,184,169	2,368,339

*	On August 1, 2005, CB&T of Russell County changed its name to CB&T of East Alabama..
**	On July 22, 2005, these companies were merged to form the Synovus Bank of Tampa Bay.

6	(Continued)

SYNOVUS FINANCIAL CORP.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(4)	Unrealized Appreciation (Depreciation) of Synovus Common Stock

Changes in unrealized appreciation (depreciation) of Synovus common stock are as follows:

	2006	2005	2004
Unrealized appreciation at end of year	$31,201,102	27,580,964	34,106,579
Unrealized appreciation at
beginning of year	27,580,964	34,106,579	44,156,841
Unrealized appreciation
(depreciation) for the year	$3,620,138	(6,525,615)	(10,050,262)

(5)	Realized Gain on Withdrawal/Distributions to Participants

The realized gain on withdrawal/distributions to participants is summarized as follows:

	2006	2005	2004
Fair value at date of distribution or
redemption of shares of Synovus
common stock	$7,560,840	6,093,636	13,541,044
Less cost (computed on an average
cost basis) of shares of Synovus
common stock distributed or
redeemed	3,690,029	2,693,070	5,842,216
Total realized gain	$3,870,811	3,400,566	7,698,828

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